UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest events reported)   June 8, 2000
                                                         -----------------
                                                         June 6, 2000
                                                         -----------------

                      PUBLIC SERVICE COMPANY OF NEW MEXICO
                      ------------------------------------
             (Exact name of registrant as specified in its charter)


          New Mexico              Commission                  85-0019030
  ---------------------------     File Number 1-6986    ----------------------
 (State or Other Jurisdiction                 ------       (I.R.S. Employer
      of Incorporation)                                 Identification) Number)



        Alvarado Square, Albuquerque, New Mexico             87158
        ----------------------------------------             -----
        (Address of principal executive offices)           (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Item  5.   Other Event

The following is Public Service Company of New Mexico's press release issued on June 6, 2000 and is being filed herewith as a current event.

PNM Declares Common and Preferred Stock Dividend

Albuquerque, N.M., June 6, 2000 -- The Board of Directors of PNM, the Public Service Company of New Mexico (NYSE:PNM), today declared the regular quarterly dividend of $0.20 per share on common stock and $1.145 per share on the 4.58 percent series of cumulative preferred stock.

The indicated annual common stock dividend rate of 80 cents per share is unchanged from the previous quarter. The dividend is payable August 18, 2000 to shareholders of record on August 2, 2000.

The dividend on the preferred stock is payable July 15, 2000, to shareholders of record on July 1, 2000.

PNM operates a combined electric and gas utility serving approximately 1.3 million people in New Mexico and sells power on the wholesale market. Avistar, a wholly-owned subsidiary of PNM, operates an advanced meter servicing business in California and Nevada, offers energy and water management solutions for government and institutional clients in the Southwest, and is assisting e-commerce provider AMDAX.com in launching an Internet-based energy auction system. PNM stock is traded primarily on the NYSE under the symbol PNM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   PUBLIC SERVICE COMPANY OF NEW MEXICO
                                   ------------------------------------------
                                              (Registrant)


Date:  June 8, 2000                             /s/ John R. Loyack
                                   ------------------------------------------
                                                   John R. Loyack
                                        Vice President, Corporate Controller
                                            and Chief Accounting Officer
                                   (Officer duly authorized to sign this report)






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